May 1, 1997
                                                           Exhibit 5.1

Ball Corporation
345 South High Street
Muncie, Indiana  47305-2326

Gentlemen:

I refer to the registration statement of Ball Corporation (the "Company") on Form S-8 proposed to be filed with the Securities and Exchange Commission for the purpose of registering under the Securities Act of 1933, as amended, 3,000,000 shares (the "Shares") of the Company's common stock and the associated rights (the "Rights") pursuant to the 1997 Stock Incentive Plan (hereinafter called the "Plan").

I am familiar with the proceedings to date with respect to such proposed sale and have examined such records, documents, and matters of law and satisfied myself as to such matters of fact as I have considered relevant for the purposes of this opinion.

Based upon the foregoing, I am of the opinion that:

    1. The Company is a corporation duly organized and validly existing under the laws of the State of Indiana.

    2. The 1997 Stock Incentive Plan of Ball Corporation was adopted by Ball Corporation.

    3. When the registration statement on Form S-8 becomes effective and the certificates representing Shares and Rights are duly executed, countersigned, registered, and delivered, the Shares issued by the Company pursuant to the Plan will be legally issued, fully paid, and nonassessable and the Rights will be duly authorized and legally issued.

I hereby consent to the filing of this opinion as Exhibit 5.1 to the registration statement and the reference to me under the heading of "Interests of Named Experts and Counsel" in the Registration Statement prepared by the Company.

Very truly yours,



/s/Robert W. McClelland